EXHIBIT 10.1an
SECOND AMENDED AND RESTATED
MANUFACTURING JOINT VENTURE AGREEMENT

SECOND AMENDED AND RESTATED MANUFACTURING
JOINT VENTURE AGREEMENT

This SECOND AMENDED AND RESTATED MANUFACTURING JOINT VENTURE AGREEMENT (this “Agreement”) is entered into as of the 30th day of October, 2012, between SAUER‑DANFOSS INC., a Delaware corporation (“Sauer‑Danfoss”) and DAIKIN INDUSTRIES, LTD., a Japanese corporation (“Daikin”; and, together with Sauer-Danfoss, each a “Party” and, collectively, the “Parties”).
The Parties hereto entered into an Amended and Restated Manufacturing Joint Venture Agreement as of the 27th day of September, 200l (the “Amended and Restated Manufacturing JV Agreement”). The Parties hereto hereby amend and restate such agreement in its entirety as set forth below:
RECITALS
Both Daikin and Sauer‑Danfoss are engaged in the manufacture, marketing, sales, servicing and development of hydraulics and related components.
The Parties previously established two separate joint venture companies in Japan, Sauer-Danfoss-Daikin Ltd. which was granted a certain right and license to design, develop, manufacture and sell hydrostatic transmissions and other hydraulic and mechanical products in certain parts of the world (the “Sales JV”), and Daikin-Sauer-Danfoss Manufacturing Ltd. (n/k/a Daikin-Sauer-Danfoss Ltd.) which contracted with the Sales JV to manufacture and sell hydrostatic transmissions and other hydraulic and mechanical products to the Sales JV, Sauer‑Danfoss, Daikin and their Affiliates (the “Manufacturing JV”).
Since their establishment, the goals and operations of the Sales JV and the Manufacturing JV have changed such that the current strategy and business model of such joint ventures differs substantially from the original intent for such joint ventures. Accordingly, the Parties desire to restructure these joint ventures to better serve the respective stakeholders of each of Daikin and Sauer-Danfoss.
Daikin and Sauer-Danfoss agree that it is their common vision that, as a result of the re-scoping of the Manufacturing JV, the Manufacturing JV will take global, full value chain responsibility for pumps and motors in the 0 - 32 cc displacement range as further outlined in this Agreement for use in the mobile market.
The restructuring will be effected by, among other things, (1) changing the scope of the Manufacturing JV, (2) the Sales JV redeeming all of Daikin's equity interests in the Sales JV and the transfer of certain business of the Sales JV to the Manufacturing JV, and (3) the termination of the joint venture agreement related to the Sales JV, and the assumption by the Manufacturing JV of certain of the sales responsibilities previously carried out by the Sales JV, as further described in this Agreement and the other documents relating to the restructuring of the Parties' relationship referred to herein.
The Parties desire to use this Agreement to set forth the terms and conditions upon which they will continue to participate in the Manufacturing JV.

In consideration of the premises, and the covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, unconditionally agree as follows:

1.Definitions.
1.“Affiliate” shall mean with respect to any person, any other person or group of persons directly or indirectly controlling, controlled by or under direct or indirect control of such person. For purposes of this definition, a person shall be deemed to control another person if such person possesses, directly or indirectly, the power to vote a majority or more of the outstanding securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such other person.
2.“Agreement” shall mean this Agreement.
3.“Board” shall mean the Board of Directors of the Company.
4.“Book Value” of any person or asset shall mean the book value of such person or asset as determined in accordance with Section 10.2.
5.“Closing” shall have the meaning set forth in Section 2.1.
6.“Closing Date” shall have the meaning set forth in Section 2.1.
7.“Company” shall mean Daikin‑Sauer‑Danfoss Ltd. (f/k/a Daikin‑Sauer‑Danfoss Manufacturing LTD), a Japanese corporation.
8.“Corporate Divestiture Agreement” shall mean the Divestiture Agreement to be dated on the Signing Date (substantially in the form attached hereto as Exhibit A), by and between the Sales JV and the Company, pursuant to which the Sales JV shall transfer certain of its business related to the sale of the products in the Territory to the Company.
9.“Deadlock” shall have the meaning set forth in Section 9.2.
10.“DSD Distributor Agreement” shall mean the Distributor Agreement, to be dated on the Signing Date (substantially in the form attached hereto as Exhibit B-1), by and between the Company and Sauer-Danfoss, pursuant to which Sauer-Danfoss shall appoint the Company as a non-exclusive distributor of the SD Products in Japan.
11. “Employee Secondment and Transfer Agreement” shall have the meaning set forth in Section 6.1.
12.“License Agreement” shall mean the Technology License Agreement, to be dated on the Signing Date (substantially in the form attached hereto as Exhibit C), by and among Sauer-Danfoss, SD Japan and the Company, pursuant to which Sauer-Danfoss, SD Japan and the Company shall grant to each other certain rights and licenses more particularly described therein.
13.“Manufacturing JV” shall have the meaning set forth in the Recitals.
14.“New Products” shall mean closed circuit slipper piston hydrostatic transmission pumps and motors in the 0-32 cc displacement range, with the exception of the “K” and “L” series variable motors (“K” and “L” series are defined by the current frame-sizes and rotating groups), for use in the mobile equipment market (which pumps and motors are more particularly described on Schedule 1.14 hereto, as such schedule may be supplemented and amended from time to time), and such additional similar products which are agreed to by Sauer-Danfoss, Daikin and the Company in accordance with the procedure outlined in Section 5.2(b) below as appropriate for manufacture and sale by the Company (such agreement shall be evidenced by an appropriate amendment to Schedule 1.14).
15.“Products” shall mean hydraulics and related components that are not New Products, but are currently manufactured by the Company and are designed and manufactured primarily for sale for mobile equipment use, including electrical controlling units used therefor and more particularly described on Schedule 1.15 hereto.
16.“Sales JV” shall have the meaning set forth in the Recitals.
17.“SD Distributor Agreement” shall mean the distributor agreement, to be dated on the Signing Date (substantially in the form attached hereto as Exhibit B-2), by and between the Company and Sauer-Danfoss, pursuant to which the Company shall appoint Sauer-Danfoss as a non-exclusive distributor of the Products and New Products outside of the Territory.
18.“SD Japan” shall mean Sauer-Danfoss-Daikin Ltd. (t/b/k/a Sauer-Danfoss (Japan) Ltd. or such name as Sauer-Danfoss shall determine (without the use of Daikin's name) after the redemption of Daikin's interest in the Sales JV.
19. “SD Products” shall mean all Sauer-Danfoss products supplied by Sauer-Danfoss or any of its Affiliates to the Company to be sold and distributed by the Company pursuant to the terms of the DSD Distributor Agreement.
20.“Shared Services Agreements” shall have the meaning set forth in Section 6.2
21.“Shares” shall have the meaning set forth in Section 8.2.
22.“Stock Redemption” shall mean the stock redemption authorized by resolution of the shareholders of the Sales JV pursuant to which the Sales JV shall redeem all of the equity interests of the Sales JV held by Daikin, which shall be substantially in the form attached hereto as Exhibit D-1.
23.“Stock Redemption Agreement” shall mean the agreement dated as of October 30, 2012, reflecting the Stock Redemption, which shall be substantially in the form attached hereto as Exhibit D-2.
24.“Territory” shall mean Japan.
25.“Trademark and Trade Name License” shall have the meaning set forth in Section 3.6.
26.“U.S. GAAP” means U.S. generally accepted accounting principles.

2.Closing.
1.Closing Actions. The signing of this Agreement and the Associated Agreements referred to below shall take place on October 30, 2012, or upon such other date as the Parties may mutually agree (the “Signing Date”). This Agreement shall be effective on October 30, 2012, or upon such other date as the Parties may mutually agree; however, the closing for the transfer of the business and other actions provided for under the Associated Agreements shall be effective on January 1, 2013 (the “Closing”) which date shall be referred to herein as the “Closing Date.” The signing shall be held at the offices of Sauer-Danfoss and Daikin, or such other location or locations as the Parties may mutually agree. On the Signing Date (or such other date as the Parties may mutually agree with respect to one or more of the Associated Agreements), the Parties, the Company and SD Japan, as the case may be, shall cause executed copies of the Stock Redemption Agreement, the Corporate Divestiture Agreement, the Shared Services Agreements, the SD Distributor Agreement, the DSD Distributor Agreement, the License Agreement, the Employee Secondment and Transfer Agreement, the Lease Agreement, the DK Trademark and Trade Name License and such other agreements as are necessary and appropriate for the transactions contemplated by this Agreement (collectively, the “Associated Agreements”) to be delivered, and on or before the Closing Date shall take such other actions so as to satisfy the conditions of the Closing set forth in Sections 13 and 14 hereof.
2.Stock Redemption and Business Transfer. On the Closing Date, the Sales JV shall redeem all of the capital stock of the Sales JV owned by Daikin pursuant to the Stock Redemption, and the Sales JV shall transfer certain of its business related to the sale of Products in the Territory to the Company pursuant to the terms of the Corporate Divestiture Agreement.

3.Restructuring of Company.

1.Restructuring of Governing Documents of the Company.
(a)    The Parties shall cause the Articles of Incorporation of the Company to be amended and restated to, among other things, include provisions governing the sales and marketing activities of the Company. The Parties shall cause the amendment and restatement of the Articles of Incorporation of the Company to be effective on the Closing Date. The Parties agree that the form of the Amended and Restated Articles of Incorporation to be filed with respect to the Company is attached hereto as Exhibit E.
(b)    The Parties agree that the Company shall, subject to and in accordance with the terms of this Agreement, engage only in: (i) those activities expressly permitted pursuant to Section 5 hereof; (ii) the development of new intellectual property as directed by the Board; and (iii) all other activities necessary, customary, convenient, or incident to any of the foregoing.
(c)    The Parties agree that Daikin shall nominate the President of the Company in accordance with Section 7.3 hereof and that Sauer-Danfoss shall nominate the Senior Vice President in accordance with Section 7.3 hereof. Both the President and the Senior Vice President shall be representative directors (daihyotorishimariyaku) of the Company.
2.Percentage Ownership Interest. As of the Closing Date, Sauer-Danfoss shall continue to own forty-five percent (45%) of the issued and outstanding capital stock of the Company and Daikin shall continue to own fifty-five percent (55%) of the issued and outstanding capital stock of the Company. Such percentage ownership interest shall not be changed except as otherwise provided under this Agreement. The authorized capital stock of the Company shall not be changed without the unanimous affirmative vote of the holders of all of the issued and outstanding capital stock of the Company.
3.Capital Contributions. Upon the mutual agreement of the Parties that the Company requires additional capital, the Parties shall make additional capital contributions to the Company proportionate to their percentage ownership interest in the Company. The Parties shall mutually determine the amount and manner of such additional capital contributions.
4.Principal Office and Fiscal Year. The principal office of the Company shall be located in Japan. The fiscal year for the Company shall be the calendar year ending on December 31.
5.Use of Name. The full corporate name, Daikin‑Sauer‑Danfoss Ltd., shall be used in all communications, including, but not limited to, contracts, legal documents, documents filed with governmental agencies, sales, marketing and similar materials, stationery, invoices and business cards. The use of the corporate name in an abbreviated form shall be determined through mutual agreement of the Parties.
6.Trademark and Trade Name. Unless otherwise provided in an Associated Agreement, each Party shall provide a trademark and trade name license, as to Sauer-Danfoss, as a part of License Agreement, and as to Daikin, substantially in the form attached hereto as Exhibit F (the “Trademark and Trade Name License”) as the Company may reasonably require to use their respective names in the manner set forth in the above Section 3.5 in carrying out the Company's business.

4.Licensing of Intellectual Property.
(a) On the Signing Date, Sauer-Danfoss and the Company shall execute and deliver the License Agreement to be effective on the Closing Date.
(b)    The Company shall not engage in the development of any new intellectual property or products without the consent of the Board, other than the development of any Improvements which results from the ordinary course of the Company's activities permitted under Section 3.1(b).

(c)    Daikin hereby grants Sauer-Danfoss and SD Japan a non-exclusive right and license to continue to use the Daikin trade name in the names of SD Japan and its subsidiaries until such time as Sauer-Danfoss has the opportunity to change such names removing the Daikin trade name, or one (1) year from the Closing Date, whichever comes earlier. Sauer-Danfoss, SD Japan and its subsidiaries shall not act in a manner impairing Daikin's reputation, and shall not cause any damages to Daikin with regard to the usage of Daikin trade name.

5.Conduct of Joint Venture Business.
1.SD Distributor Agreement. The Company shall enter into the SD Distributor Agreement with Sauer-Danfoss effective as of the Closing Date pursuant to which Sauer‑Danfoss and its Affiliates shall act as distributors (a) outside of the Territory for Products manufactured by the Company and (b) at the option of the Company, outside of the Territory for New Products manufactured by the Company. With respect to New Products, the Company has initially elected to have Sauer-Danfoss and its Affiliates act as such distributors outside of the Territory. The prices of the Products and the New Products sold by the Company to Sauer-Danfoss and its Affiliates shall be determined on an arm's length basis consistent with the pricing of SD Products under the DSD Distributor Agreement.
2.Manufacturing and Product Development.
(a)Products.
(i) The Company shall design, develop, manufacture, service and repair the Products only for the purposes of selling the Products (A) to Sauer‑Danfoss, or (B) in the Territory to any original equipment manufacturer of mobile machinery, or (C) certain open circuit piston pumps and their respective components to Daikin for resale to industrial hydraulic markets. Only upon a determination of the Board, based on a business case that excludes the manufacture of Series 90 Pumps and Motors, satisfactory to both Parties, may the Company establish facilities to design, develop, manufacture, service and repair the Products at locations outside of the Territory.
(ii)    The Company shall phase out the manufacture of the “Series 90 Pumps and Motors” described on Schedule 1.15, and the target date of such phase out shall be three (3) to five (5) years, the decisions of which shall be based on the business plans with taking Japanese customer's demands into consideration. The Company shall present the business case to its Board within six (6) months from the Closing Date. After the manufacture of the “Series 90 Pumps and Motors” has been phased out, the Company shall continue to source such Products from Sauer-Danfoss, and, in principle, Sauer-Danfoss shall have the responsibilities to satisfy Japanese customer's demands if it fulfills Sauer-Danfoss' economic targets. As such Products are phased out, the license granted under the License Agreement shall be correspondingly narrowed and Schedule 1.15 shall be revised accordingly.
(iii)    As provided in the License Agreement, the Company shall discontinue the development of Products using nose piston technology.
(b)New Products.
The Company shall design, develop, manufacture, service and repair the New Products for worldwide sales and distribution. Any extension to the displacement range of the New Products shall be determined by mutual agreement of the Parties on a case-by-case basis. The Parties agree to follow the following process in determining any such extension:

(i)    the Company shall define and present the business case for such extension for review by the Sauer-Danfoss Propel Division Marketing Technology Team (MTT) with the participation of members from Daikin;
(ii)    approvals of the President of the Sauer-Danfoss Propel Division and the General Manager of the Oil Hydraulic Division of Daikin are required, decisions shall be based on:
(A) products that are made from New Products and made on Company assembly lines,
(B) same or very similar configurations to existing New Products that make logical sense to be done in the Company,
(C) the business case for such extension, and
(D) potential internal competition with such products;
both Parties acknowledge that U-style 4141 satisfies all requirements from (A) through (D); and
(iii)    any extension of the New Products approved hereunder shall be specific to the New Product so approved pursuant to this process and shall not indicate or be an approval of any other product, frame size or any other extension.
Only upon a determination of the Board based on a business case satisfactory to both Parties, may the Company also establish facilities to design, develop, manufacture, service and repair the New Products at locations outside of the Territory.
3.Sales and Distribution .
(a)    Products. The Company shall market and sell the Products in the Territory and to Sauer-Danfoss outside the Territory.
(b)    New Products. The Company shall market and sell the New Products worldwide directly or through the SD Distributor Agreement, at its option. The Company shall be responsible for the global, full value chain with respect to the New Products, including establishing a global sales organization for sales of the New Products worldwide.
(c)    Business Plan. The Company will present a preliminary three (3) years business plan by 30th of October 2012 to its Board, Sauer-Danfoss and Daikin. Based on consultation with an external company to be selected by the Company and approved by its Board, Sauer-Danfoss and Daikin, the Company will present a final on-going five (5) year business plan related to the Products and the New Products business plan by end of February 2013 to the Board, Sauer-Danfoss and Daikin.
(d)    SD Products. Pursuant to the terms and conditions of the DSD Distributor Agreement, the Company shall have the non-exclusive right to market and sell the SD Products in the Territory, including establishing a sales organization for sales of the SD Products in the Territory. The Company shall be responsible for the sales of the SD Products in the Territory. The Company will present a preliminary three (3) years business plan by 31st of October 2012 to its Board, Sauer-Danfoss and Daikin. Based on consultation with an external company to be selected by the Company and approved by its Board, Sauer-Danfoss and Daikin, the Company will present a final on-going five (5) year business plan related to the SD Products business plan by end of February 2013 to the Board, Sauer-Danfoss and Daikin.

6.Company Services
1.Employees. The Company shall enter into an Employee Secondment and Transfer Agreement substantially in the form attached to this Agreement as Exhibit G (the “Employee Secondment and Transfer Agreement”).
2.Shared Services Agreement. Each Party and the Company shall enter into a shared services agreement, substantially in the forms of Exhibits H-1 and H-2 attached to this Agreement (the “Shared Services Agreements”). The Shared Services Agreements shall provide, without limitation, that the Parties shall provide administrative, accounting, human resources and financial services and services for manufacturing facilities, including computer systems for order and production control, for which the Parties shall receive payment of reasonable fees by the Company based on arm's length negotiations, but not to exceed the provider's actual cost (a) for pass-through services (e.g., IT maintenance costs, SAP hosting costs, etc.) and (b) plus five percent (5%) mark-up on value added services (e.g., SAP support center, global network services, etc.).
3.Ames Manufacturing Agreement    The Company and Sauer-Danfoss (US) Company shall enter into a manufacturing agreement with respect to the products currently manufactured in Ames falling into the New Products business scope of the Company. Such agreement shall be signed not later than the Closing Date. This agreement shall comply with tax and legal requirements.

7.Board of Directors; Management.
1.Directors. Unless otherwise provided in this Agreement, the Parties shall vote their shares of capital stock and take such other corporate action in their respective capacities as stockholders of the Company (“Stockholders”), as is necessary and appropriate such that, at all times that both Parties remain Stockholders in the Company, the Board will consist of five persons, comprised of (i) three persons designated by Daikin, who will serve as directors of the Company until their successors are duly elected and qualified (any director designated by Daikin pursuant to this Section 7.1 is hereinafter referred to as a “Daikin Director”); and (ii) two persons designated by Sauer‑Danfoss, who will serve as directors of the Company until their successors are duly elected and qualified (any director designated by Sauer‑Danfoss pursuant to this Section 7.1 is hereinafter referred to as a “Sauer-Danfoss Director”). Directors shall be elected once in every two (2) years at the ordinary general shareholder's meeting of the Company (the “General Meeting”).
2.Removal of Directors and Statutory Auditors. So long as both Parties remain Stockholders of the Company, the Parties shall vote their shares and take such other corporate action as is necessary and appropriate to ensure that (i) Daikin shall be able to remove any Daikin Director and any statutory auditor of the Company (the “Statutory Auditor”) and, in the event of any such removal or of the death, incapacity, or resignation of a Daikin Director or a Statutory Auditor, shall have the right to appoint a replacement for that director; (ii) Sauer‑Danfoss shall be able to remove any Sauer‑Danfoss Director and, in the event of any such removal or of the death, incapacity, or resignation of a Sauer‑Danfoss Director, shall have the right to appoint a replacement for that director; (iii) the Daikin Directors and Daikin Statutory Auditors may be removed only by Daikin; (iv) the Sauer‑Danfoss Directors may be removed only by Sauer‑Danfoss; (v) Daikin shall be exclusively entitled to nominate all successors to Daikin Directors and Statutory Auditors; and (vi) Sauer‑Danfoss shall be exclusively entitled to nominate all successors to Sauer‑Danfoss Directors.
3.Officers. (a) The President of the Company shall be the best person who can contribute to the successful operation and expansion of the joint venture projects irrespective of his/her origin and shall be a representative director (daihyotorishimariyaku) as required by the Japan Companies Act.

(b)    The Senior Vice President of the Company shall be the best person who can contribute to the successful development of the joint venture irrespective of his/her origin and shall be a representative director (daihyotorishimariyaku) as required by the Japan Companies Act.
(c)    Daikin shall nominate and recommend to the Board the person, who shall be a current director, to serve as President of the Company and, if unanimously elected by the Board, such person shall serve as President of the Company for two (2) years.
(d)    Sauer-Danfoss shall nominate and recommend to the Board the person, who shall be a current director, to serve as Senior Vice President of the Company and, if unanimously elected by the Board, such person shall serve as Senior Vice President of the Company for two (2) years.
(e)    If either nominee fails to obtain the Board's unanimous affirmative vote, then the non-nominating Party shall nominate and recommend to the Board the person, who shall be one of the directors designated by the non-nominating Party, to serve as President or Senior Vice President, as the case may be, and, if unanimously elected by the Board, such person shall serve as President or Senior Vice President, as the case may be, of the Company for two (2) years. If the non-nominating Party's nominee also fails to obtain the unanimous affirmative vote, such situation shall constitute a Deadlock and the procedures set forth in Section 9 shall apply.
4.Board Meetings. The Board shall meet at least once each fiscal quarter, with meetings to be held in Osaka, Japan (or such other place as the notice of the meeting may specify as permitted by the Japan Companies Act). All of such meetings shall require physical attendance (including, but not limited to, attendance by means of audio-visual equipment such that each director is able to see and hear each other director at all times during the meeting) of a quorum of the directors. A quorum for a meeting of the Board shall be all of the Directors. Special meetings of the Board may be called by the President or any two directors of the Company.
5.Notice. Written notice of regularly scheduled quarterly Board meetings must be given to all directors and statutory auditors at least seven (7) days prior to each meeting, which notice shall set forth the purpose or purposes of such meeting. Written notice of special Board meetings called as set forth in Section 7.4 above shall set forth the purposes or purposes of such meeting, and must be given to all directors and statutory auditors at least seven (7) days prior to each meeting. Any requirement for notice may be waived by the unanimous consent of the directors and statutory auditors. Notice may be given by facsimile, e-mail, messenger, registered mail, or courier service and will be deemed given when received.
6.Required Vote. Except as otherwise specifically provided by this Agreement, a unanimous vote of all the members constituting the Board shall be required to approve all actions taken by the Board.
7.Management. (a) The Company will cooperate, make actions, decisions and appointments in full alignment and coordination with the global business strategy of the Propel Division of Sauer-Danfoss, including, specifically, but not limited to, product development, product application, sales and marketing, customer support, and other aspects of such strategy, while managing its daily operation at its own discretion.
(b) The Company will cooperate, make actions, decisions and appointments in full alignment and coordination with the global business strategy of the Oil Hydraulics Division of Daikin, including, specifically, but not limited to, product development, production, sales and marketing, and other aspects of such strategy, while managing its daily operation at its own discretion.
(c) The President of the Company will report into the Sauer-Danfoss Propel Division through the Vice President Propel, APAC, or the successor to such position designated by Sauer-Danfoss.

(d) The President of the Company will also report into the Daikin Oil Hydraulic Division of Daikin through the General Manager of such Division or the successor to such position designated by Daikin.
(e) In the event of a conflict between the direction given to the President under Sections 7.7(c) and 7.7(d) above, the President shall look to the Board for resolution. In the event the Board cannot resolve such conflict, such situation shall constitute a Deadlock and the procedures set forth in Section 9 shall apply.
8.Statutory Auditor (“kansa-yaku”). The Company shall have one statutory auditor who shall be nominated by Daikin and elected at the ordinary General Meeting as required by Japanese law. The statutory auditor shall serve on a part-time basis. If such nominee fails to obtain the Board's unanimous affirmative vote, then Daikin shall nominate and recommend to the Board a second statutory auditor and, if unanimously elected the statutory auditor's term of office shall continue until the conclusion of the annual General Meeting for the last business year which ends within four years from the time of his election. If Daikin's second nominee also fails to obtain the unanimous affirmative vote, such situation shall constitute a Deadlock and the procedures set forth in Section 9 shall apply.

8.Restrictions on Sale of Common Stock.
1.Transfer. “Transfer” means any sale, pledge, mortgage, encumbrance, gift or other disposition of any kind, voluntary or involuntary, of capital stock of the Company.
2.Restrictions on Transfer. Unless otherwise expressly permitted by this Agreement, the Stockholders shall have no right or power to and shall not transfer any of the Capital Stock at any time without the prior approval of the Board. Each of the Stockholders agrees that all shares of capital stock of any class of capital stock of the Company (the “Shares”), now or hereafter owned by it or in which it has any interest, legal or beneficial, shall be subject to the terms and conditions of this Agreement. No transfer or other disposition, voluntary or involuntary, of any Shares shall be effective unless all of the terms and conditions of this Agreement have been complied with.
3.Exempt Transfer. The restrictions contained in this Section 8 shall not apply to a transfer of any Shares by a Stockholder (i) to the other Stockholder, (ii) to any Affiliate as defined in this Agreement, or (iii) to such Stockholder's successor in interest which acquires all, or substantially all, of the assets and businesses of such Stockholder, by purchase, exchange, merger, consolidation or otherwise; provided that in each case the permitted transferee shall receive and hold such Shares as a Stockholder subject to the provisions of this Agreement, and shall so agree in writing, and there shall be no further transfer of such Shares except in accordance herewith. In case of the permitted transfer under Section 8.3 (ii) above, the Party who transfers the Shares to its Affiliates shall remain liable for the compliance of the provisions of this Agreement by such Affiliates jointly and severally with such Affiliates.
4.Pre-emptive Rights. Except for the issuance of Shares pursuant to Section 10, the Stockholders shall have the pre-emptive right to purchase any Shares which may be issued by the Company in accordance with their respective ownership ratio.

9. Deadlock or Breach.
1.Veto Right. By virtue of owning forty‑five percent (45%) of the Shares, Sauer-Danfoss is entitled to certain veto rights with respect to the matters that require a special majority vote at General Meetings under the Japan Companies Act (“Veto Right”).
2.Deadlock or Breach. If (i) any issue is proposed for action by the Board which fails to obtain a unanimous vote; (ii) no quorum is present at a Board Meeting despite the request for convocation by two (2) directors pursuant to Section 7.4; or (iii) Sauer-Danfoss exercises the Veto

Right in a general stockholders' meeting, either Party may declare that a Deadlock occurred within thirty (30) days from the date of such Board Meeting or general stockholders meeting or within sixty (60) days from the date of the request for convocation of a special Board meeting. In such event, the Parties shall attempt to resolve such Deadlock in good faith for a period of sixty (60) days or such longer period as mutually agreed upon by the Parties. If the Parties are unable to resolve the Deadlock within such period, the procedures set forth in Section 10 shall be followed.
3.    Breach. If either Party commits any material breach of this Agreement, the Parties shall discuss the remedies for a period of sixty (60) days following the notice from the non-breaching Party. In case the breaching Party does not admit its liability, rectify the breach, nor accept the remedies requested by the non-breaching Party which shall include, without limitation, cure of the breach and/or compensation by damages, within such sixty (60) day period, a breach shall be deemed to have occurred (“Breach”), and the procedures set forth in Section 10 shall be followed.
10.Procedures Following Deadlock and Breach.
1.Deadlock and Breach Procedures. In the event of a Deadlock or Breach by either Party, Daikin shall choose one of the following alternatives and notify its decision to Sauer-Danfoss within sixty (60) days:
(a) Daikin shall purchase all of the Shares held by Sauer-Danfoss. In the event of a Deadlock the purchase price shall be the amount equal to forty-five percent (45%) of (x) the Book Value determined as of the last day of the calendar quarter preceding the date of the declaration of the Deadlock plus (y) an amount equal to the higher of (i) the Company's net income (if a positive figure) for the latest fiscal year, or (ii) the average net income of the Company for the latest three fiscal years (if a positive figure), as determined by independent public accountants for the Company agreed to by the Parties. In the case of a Sauer-Danfoss Breach the purchase price shall be equal to forty-five percent (45%) of the Book Value. In the case of a Daikin Breach the purchase price shall be equal to forty-five percent (45%) of the Book Value multiplied by two; or
(b) With Sauer-Danfoss' consent, Daikin purchases a portion of the Shares held by Sauer-Danfoss so that the percentage ownership interest held by Sauer-Danfoss shall become less than one third of the total stock ownership. The purchase price shall be calculated in a similar manner as described in Section 10.1(a) above.
(c) In the event that Sauer-Danfoss' Shares are not transferred to Daikin pursuant to Section 10.1(a) or 10.1(b) within six (6) months of the date that Daikin notifies Sauer-Danfoss of its option under this Section 10, the requirement of Section 7.4 that all of the Directors must be present for a quorum shall no longer apply and a quorum for a meeting of the Directors shall be a majority of the Directors and the unanimous voting requirements of Sections 7.1 and 7.6 shall no longer apply and the Board shall act by a majority vote. Then, Daikin may cause the Board to approve by the majority the issuance of additional Shares of authorized stock to Daikin, with respect to which Sauer-Danfoss shall have no preemptive rights, as provided in Section 8.4. The purchase price shall be calculated in a similar manner as described in Section 10.1(a) above.
(d) If Section 10.1(b) above becomes applicable, the requirement of Section 7.4 that all of the Directors must be present for a quorum shall no longer apply and a quorum for a meeting of the Directors shall be a majority of the Directors and the unanimous voting requirements of Sections 7.1 and 7.6 shall no longer apply and the Board shall act by a majority vote..

(e) In either case set forth in Sections 10.1 (a) or (b), Daikin may decide the treatment of its employees being seconded to the Company subject to the consent of relevant employees.
2.    Book Value. The Book Value of the Shares shall be determined by the independent public accountants of the Company and such determination when made and delivered to Daikin and Sauer‑Danfoss shall be binding upon each of them. The determination shall be made in accordance with U.S. GAAP including, without limitation, the following: (i) all accounts payable shall be taken at the face amount, less discounts deductible therefrom, and all accounts receivable shall be taken at the face amount thereof, less discounts to customers, if any, and a reasonable reserve for bad debts; (ii) all machinery, fixtures and equipment shall be taken at the valuation after depreciation, if any, appearing on the books of the Company; (iii) the inventory for merchandise and supplies shall be computed at lower of cost or market value; and (iv) all unpaid and accrued taxes shall be deducted as liabilities. Good will, trade names or any similar intangible asset, if applicable, will be determined if it should be included in Book Value based on how it originated. The independent public accountants of the Company shall determine Book Value within forty-five (45) days after Daikin notifies Sauer-Danfoss of its election to purchase shares pursuant to Section 10.1(a) or (b).
11.Representations and Warranties of the Party.
Each Party represents and warrants to the other as follows (and references to a Schedule are only with respect to the Schedule prepared by that Party):
1.Power and Authority. The Party has all the requisite corporate power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporation action on the part of such Party. This Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (b) is subject to general principles of equity.
2.Organization and Standing. The Party is a corporation duly organized, validly existing and in good standing under the laws (with respect to Daikin) of Japan or (with respect to Sauer‑Danfoss) the State of Delaware. The Party has all necessary corporate power, authority and capacity to own and lease the properties owned and leased by it in connection with its business and to carry on its business as and in the places where such properties are owned and leased and where such business is now conducted.
3.Disclosure. No representation or warranty by the Party contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to the other Party pursuant to hereto, or in connection with, the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state all material facts which are necessary in order to make the statements contained therein not misleading. Except as contemplated or disclosed in this Agreement the Party knows of no fact or circumstance which might reasonably result in any material adverse change in the condition, financial or otherwise, or business, or business prospects of the Party or materially and adversely affect the properties or operations or business of the Party as presently owned or conducted.

12.Covenants.
1.Compliance with Conditions Precedent. Each of the Parties hereto shall use such Party's best efforts to cause to be satisfied the conditions precedent for which such Party is responsible.

2.Further Action. Each of the Parties hereto agrees that such Party will, at any time and from time to time, after the Closing Date, if and as reasonably requested, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and issuances as may be required to complete the transactions contemplated by this Agreement.
3.Additional Information. Between the date of this Agreement and the Closing Date, each Party will promptly notify the other Party in writing if any of the representations and warranties made by such Party in this Agreement (including, but not limited to, the Schedules and Exhibits attached hereto) are or become inaccurate.
4.Public Announcements. Each Party agrees it will obtain the consent of the other before issuing any press releases or otherwise making any public statements with respect to the Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement prior to obtaining such consent, except as required by federal, state or local laws, statutes, regulations, and ordinances or any rules or regulations of any stock exchange on which the stock of the respective Party is listed.
5.Brokerage; Expenses. Each Party represents and warrants to the other Party that no person is entitled to any broker's or finder's fee from such Party in connection with or on account of this Agreement or any transaction herein contemplated and that it shall assume the fees of any financial or legal advisor retained by it.

13.Conditions Precedent of Sauer‑Danfoss.
The obligations of Sauer‑Danfoss under this Agreement are subject to the conditions that, concurrently with or before the Closing Date, as applicable:
1.Representations and Warranties True at Closing. The representations and warranties of Daikin contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise expressly contemplated herein.
2.Compliance with Agreements. Daikin shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or at the Closing Date.
3.Injunction. On the Closing Date, there shall be no injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.
4.Adverse Developments. There shall have been no developments in the business of Daikin since the date of this Agreement which would have a material adverse effect on the value of such business or on the assets, properties or goodwill of the business.
5.Consents. Daikin shall have obtained all consents and approvals of other persons or governmental authorities as shall be necessary for Daikin to comply with, and to consummate the transactions contemplated by, this Agreement.
6.Stock Redemption and Asset Transfer. The closing of the redemption of all of Daikin's equity interests by the Sales JV pursuant to the terms of the Stock Redemption and the transfer of business from the Sales JV to the Company pursuant to the terms of the Corporate Divestiture Agreement shall occur and be effective on the Closing Date.
7.Associated Agreements and Other Documents. At the Signing Date, Daikin shall deliver or shall cause to be delivered fully-executed copies of the Associated Agreements, and such other documents as Sauer-Danfoss may reasonably request, each in form and substance satisfactory to Sauer-Danfoss.
8.Termination of Certain Agreements. At the Signing Date, Daikin shall deliver to Sauer-Danfoss executed termination agreement evidencing the termination of certain agreements related to the Amended and Restated Manufacturing JV Agreement, as described on Exhibit K attached hereto (the “Termination Agreement”).

14.Conditions Precedent of Daikin. The obligations of Daikin under this Agreement are subject to the conditions that, concurrently with or before the Closing Date, as applicable:
1.Representations and Warranties True at the Closing. The representations and warranties of Sauer‑Danfoss contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise contemplated herein.
2.Compliance with Agreement. Sauer‑Danfoss shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or at the Closing Date.
3.Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.
4.Adverse Developments. There shall have been no developments in the business of Sauer‑Danfoss since the date of this Agreement which would have a materially adverse effect on the value of such business or on the assets, properties or goodwill of the business.
5.Consents. Sauer‑Danfoss shall have obtained all consents and approvals of other persons or governmental authorities as shall be necessary for Sauer‑Danfoss to comply with, and to consummate the transactions contemplated by, this Agreement.
6.Stock Redemption and Asset Transfer. The closing of the redemption of all of Daikin's equity interests by the Sales JV pursuant to the terms of the Stock Redemption and the transfer of business from the Sales JV to the Company pursuant to the terms of the Corporate Divestiture Agreement shall occur simultaneously with the Closing.
7.Associated Agreements and Other Documents. At the Signing Date, Sauer-Danfoss shall deliver or shall cause to be delivered fully-executed copies of the Associated Agreements, and such other documents as Daikin may reasonably request, each in form and substance satisfactory to Daikin.
8.Termination of Certain Agreements. At the Signing Date, Sauer-Danfoss shall deliver to Daikin executed Termination Agreement evidencing the termination of certain agreements related to the Amended and Restated Manufacturing JV Agreement.

15.Indemnification and Survival of Representations.
1.Indemnification of Sauer‑Danfoss. Daikin shall indemnify and save and hold Sauer‑Danfoss harmless from and against, and shall pay upon demand, any damage, liability, loss, deficiency, settlement, fees, penalties or expenses (including without limitation, reasonable attorneys' fees and other reasonable costs and expenses incident to any suit, action, proceeding, demand, assessment, judgment, penalty, or investigation or defense of any claim) (collectively “Losses”) arising out of or resulting from (i) any inaccuracy of any representation or warranty of Daikin which is contained in or made pursuant to this Agreement, or in any certificate delivered pursuant to this Agreement; (ii) the breach of or failure by Daikin to perform or observe any of the terms, provisions, covenants, agreements, or obligations to be performed or observed by Daikin pursuant to this

Agreement; (iii) attorney's fees, costs and expenses in connection with any suit, action or proceeding brought by Sauer‑Danfoss against Daikin to enforce Sauer‑Danfoss' rights under this Section 15 or under any other provision of this Agreement, provided that it is determined that Sauer‑Danfoss is entitled to indemnification in such underlying suit, action or proceeding; and (iv)  any claim against Sauer‑Danfoss for broker's or finder's fees or commissions or similar payments by virtue of any alleged agreements or understandings with Daikin.
2.Indemnification of Daikin. Sauer‑Danfoss shall indemnify and save and hold Daikin harmless from and against, and shall pay upon demand, any and all Losses, as defined in Section 15.1 above, arising out of or resulting from (i) any inaccuracy of any representation or warranty of Sauer‑Danfoss which is contained in or made pursuant to this Agreement, or in any certificate delivered pursuant to this Agreement; (ii) the breach of or failure by Sauer‑Danfoss to perform or observe any of the terms, provisions, covenants, agreements, or obligations to be performed or observed by Sauer‑Danfoss pursuant to this Agreement; (iii) attorneys' fees, costs and expenses in connection with any suit, action or proceeding brought by Daikin against Sauer‑Danfoss to enforce Daikin's rights under this Section 15 or under any other provision of this Agreement, provided that it is determined that Daikin is entitled to indemnification in such underlying suit, action or proceeding; and (iv)  any claim against Daikin for brokerage or finders fees or commissions or similar payments by virtue of any alleged agreements or understanding with Sauer‑Danfoss.
3.Survival of Representations and Warranties. All representations and warranties set forth in Section 11 of this Agreement shall survive for a three‑year period following the Closing Date.

16.Term and Termination; Obligations Upon Termination.
1.    Term and Termination
(a) This Agreement shall remain in full force and effect until:
(i)     the Company is dissolved and fully liquidated; or
(ii)     one Party, together with such Party's Affiliates, acquires ownership of all of the Shares in the Company; or
(iii)    the Parties, at any time, mutually consent to the termination of this Agreement; or
(iv)    this Agreement is terminated by either Party upon eighteen (18) months' prior written notice to the non-terminating Party. Any notice of termination delivered by a Party under this Section 16(a)(iv) (the “Offering Party”) shall include an unconditional offer to, at the option of the other Party (the “Non-Offering Party”), sell all of the Offering Party's Shares to the Non-Offering Party or to purchase all of the Non-Offering Party's Shares. The notice shall include a purchase price for the Shares denominated in U.S. dollars (“Purchase Price”), which shall be paid in full on the specified termination date. The Non-Offering Party shall then have a period of ninety (90) days within which to accept the terms of the Offering Party's offer, and such offer shall be irrevocable during such period. If the Non-Offering Party rejects such offer or does not respond to such offer during such ninety (90) day period, then the Non-Offering Party shall be conclusively deemed to have accepted the offer of the Offering Party to purchase the Non-Offering Party's Shares in accordance with the terms of the offer.
If termination under this Section 16.1(a)(iv) occurs on or before the fifth (5th) anniversary of the Closing Date and the Offering Party is to purchase the Non-Offering Party's Shares, the

Offering Party shall pay the amount equal to the Purchase Price multiplied by two (2) as the consideration of the Non-Offering Party's Shares. After the fifth (5th) anniversary and the Offering Party is to purchase the Non-Offering Party's Shares, the Offering Party shall pay the amount equal to the Purchase Price as the consideration of the Non-Offering Party's Shares. During the period from the date at which the Party to purchase the Shares held by the other Party (the “Purchasing Party”) is determined until the termination pursuant to this Section 16.1(a)(iv), notwithstanding the provisions of Sections 7, the Purchasing Party shall have the right to designate three (3) persons who will serve as the Directors, the President and the Statutory Auditor, the presence of three Directors at a meeting of the Board shall constitute a quorum, and all actions taken by the Board shall require only the affirmative vote of a simple majority of the Directors present at the meeting of the Board. If the Purchasing Party is Sauer-Danfoss, Daikin shall cause Daikin Directors to resign and vote for the election of one additional Director designated by Sauer-Danfoss at a General Meeting.
2.     Obligations Upon Termination
(a) If this Agreement is terminated pursuant to either (x) Section 16.1(a)(ii) as a result of the selection of option (a) set forth in Section 10.1, or (y) Section 16.1 (a)(iv):
(i) each of the SD Distributor Agreement, the DSD Distributor Agreement and the License Agreement shall remain effective and in force for a period of two (2) years following such termination, and each Party shall continue to be bound by the provisions of such agreements during such period; and
(ii) the Parties agree that each Party will exercise its best good faith efforts to ensure a reasonable and orderly continuation and transition of the Company's business contemplated under this Agreement.  Such efforts by each Party shall include continuing or extending, or causing its subsidiaries and affiliates to continue or extend, for a Commercially Reasonable Time (as defined below), any and all related agreements that the Party has with the Company which are reasonable and necessary to continue to maintain the Company's business with its customers, including, but not limited to, those agreement attached as Exhibits to this Agreement.  Notwithstanding this Agreement and/or any earlier termination date of such side agreements or Exhibits, “Commercially Reasonable Time” shall mean no less than eighteen (18) months from the date of closing on the acquisition of Shares set forth in Section 10.1(a) or Section 16(a)(iv) above.
3.    Survival.    The provision of Section 11 (subject to Subsection 15.3), 15, 17 and 18 shall survive termination of this Agreement.
17.Confidentiality.
Each Party will treat in confidence any information of the other Party hereto which is received from such other Party pertaining to the finances, production methods and processes, general business operations, prices charged and pricing policies, marketing practices or policies, litigation, identity of customers, or any other confidential aspect of the business of the disclosing Party (collectively the “Confidential Information”) and will not disclose or use the Confidential Information except for the purposes contemplated in this Agreement. This Section 17 shall not apply to any Confidential Information which, (a) at the time of disclosure is publicly available or becomes publicly available through no act or omission of the Party who is obligated under this clause not to disclose Confidential Information; (b) was in the possession of the Party who was required by this Section to maintain confidentiality other than by reason of disclosure by the other Party hereto; (c) is thereafter disclosed to the Party required to maintain confidentiality by a third party which did not acquire the information under an obligation of confidentiality; (d) is independently developed by the Party receiving such information as a result of work carried out by an employee of such Party to whom no disclosure of such information has been made; or (e) is disclosed as required by an order of a court or other governmental body (on the condition that the Party who is subject to such order gives notice of the requirement for such disclosure to the other Party prior to making the disclosure and cooperates as the other Party may reasonably request in resisting such requirement).

18.Miscellaneous.
1.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been given or made upon receipt) by delivery in person, by courier service, by facsimile, or by registered mail (postage prepaid, return receipt requested) to the other Party at the following address (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 18.1).
(a)if to Daikin:
Daikin Industries Ltd.
Umeda Center Building
2-4-12 Nakazaki-Nishi,
Kita-ku, Osaka 530-8323, Japan
Facsimile:
Attn: General Manager, Oil Hydraulics Division

(b)if to Sauer‑Danfoss:
Sauer‑Danfoss Inc.
2800 East 13th Street
Ames, Iowa 50010, USA
Facsimile: +1 515 505 1115
Attn: VP and Chief Accounting Officer, Secretary
Kenneth McCuskey

2.No Partnership. The Parties expressly intend not to form a partnership hereby, either general or limited, under any jurisdiction's partnership law. The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of their status as Stockholders.
3.Limitation on Rights of Third Parties. This Agreement is entered into among the Parties for the exclusive benefit of the Parties and their successors and permitted assigns. Except as otherwise expressly provided herein, this Agreement is not intended for the benefit of any other person or entity.
4.Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
5.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.Successors and Assigns. This Agreement may not be assigned by any of the Parties to this Agreement, except that any Party to this Agreement may assign its interests, rights and obligations in and under this Agreement (i) to any Affiliate, or (ii) to such Party's successor in interest which acquires all, or substantially all, of the assets and businesses of such Party, by purchase, exchange, merger, consolidation or otherwise (in which case such successor must confirm in writing its agreement to be bound by this Agreement). This Agreement shall be binding upon and shall inure to the benefit of Daikin and Sauer‑Danfoss, and their permitted assigns and respective successors by way of merger, consolidation, or operation of law or otherwise.
7.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
8.Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Parties to this Agreement.
9.Language Conflict. In the event of conflict between this Agreement as here written in English and any Japanese translation thereof, the English version shall control.
10.Governing Law. Except to the extent required by applicable mandatory law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.
11.Approval. This Agreement shall be subject to obtaining the required approval, if any, of the Governments of Japan and the United States. Each Party shall use its best efforts to obtain any necessary approval of its respective government to bring this Agreement, and any amendment thereto, into full force and effect at the earliest possible date.
12.Dispute Resolution. Any disputes, controversy or claim arising out of this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the American Arbitration Association in accordance with its International Arbitration Rules. The arbitration tribunal shall consist of three arbitrators. Each Party shall appoint one arbitrator and the so appointed two arbitrators shall, within 30 days of their appointment, jointly elect the third arbitrator who shall preside over the tribunal. If the two appointed arbitrators do not appoint the chair within 30 days of their appointment, the International Centre for Dispute Resolution of the American Arbitration Association shall appoint the chair. The arbitration proceedings shall take place at Singapore and shall be conducted in the English language. The arbitral award shall be final and binding and the jurisdiction of ordinary courts shall be excluded except for the right of the Parties to this Agreement (i) to seek a preliminary injunction or similar equitable relief and (ii) to enforce the arbitral award in any court having jurisdiction over the Party against whom enforcement is sought.
13.Failure to Close. Except for any term or condition expressly contemplated by this Agreement or an Associated Agreement to be completed after the Closing Date, if, for any reason, any transaction contemplated by this Agreement or an Associated Agreement fails to be or become effective or a Party fails to perform any obligation required by it to be performed by it in conjunction with the transactions contemplated hereby, including such a failure under the Stock Redemption Agreement or the Corporate Divestiture Agreement, unless such failure is waived by the other Party, either Party by written notice to the other Party may terminate this Agreement and upon such notice this Agreement and each Associated Agreement shall be null and void and that the Parties shall continue to operate the businesses of the Sales JV and the Manufacturing JV as currently operated under the Prior Agreements (as defined in the Termination Agreement).
[ - Signature Pages Follow - ]

IN WITNESS WHEREOF, each of the Parties to this Agreement have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
DAIKIN INDUSTRIES, LTD.

By:     /s/ Masanori Togawa
Name: Masanori Togawa
Title: President and COO

SAUER‑DANFOSS INC.

By:     /s/ Eric Alstrom
Name: Eric Alström
Title: President and Chief Executive Officer

List of Exhibits

A.	Corporate Divestiture Agreement

B.	(1 & 2) DSD Distributor Agreement/SD Distributor Agreement

C.	License Agreement

D.	(1 & 2) Stock Redemption Resolution/Stock Redemption Agreement

E.	Amended and Restated Articles of Incorporation

F.	Trademark and Trade Name License

G.	Employee Secondment and Transfer Agreement

H.	(1 & 2) Shared Services Agreement

I.	Lease Agreement

J.	Terminated Agreement Related to the Amended and Restated Manufacturing JV Agreement

Schedule 1.14

New Products

Product (Range)	Sales Territory	Manufacturing

Slipper type closed circuit piston pumps and motors 0-32cc *	Global, may choose Sauer-Danfoss as the sales arm if desired	Initially in the Territory (Japan), open for US (if Company buys US assets), any other place globally (like China) based on a business case approval of Company Board

* New Products in Company Scope:

All closed circuit slipper type pumps, motors, transmissions 0-32cc except K and L variable motors
Oct. 26th, 2012 - Agreed specific (only this frame size, only this configuration) extension to New Product Scope as part of the new small platform strategy: LDU 41
For example: (in Company today) LDU 20, LDU 32, DDC 20, OSK S10/S15/S16
For example: (in Sauer-Danfoss today or future) SPV 15 (aka Series 10 in Ames), M 25, PV 20, PV 32, MF 32, Fan Drive Units

Schedule 1.15

Products

Product (Range)	Sales Territory	Manufacturing

Series 90 Pumps and Motors, currently manufactured in Company	Sales in the Territory (Japan) only to current customers or to Sauer-Danfoss
Company can continue to manufacture Company series 90 products in the Territory, serving customers in the Territory or serving Sauer-Danfoss without creating new model code, until the Company discontinues the manufacture of such products in accordance with the Agreement.

Bantam Duty product line (nose piston products), currently manufactured in Company	Sales in the Territory (Japan) or to Sauer-Danfoss	Company can continue to manufacture, without further development, Company Bantam Duty products in the Territor, serving customers in the Territory or serving Sauer-Danfoss
Other ** Products currently manufactured in Company	Sales in the Territory (Japan) or to Sauer-Danfoss	Company can continue to manufacture Company other** products in the Territory, serving customers in the Territory or serving Sauer-Danfoss

** Products in Company today but outside Company's scope:

All Products currently manufactured in Company (except Series 90 and Bantam Duty units)
Specifically limited to: Series 42, CAM motors, Mechanical Gearing with integrated rotation groups (BMV), OSK S18 and L-Series, V (HV, VZ) Series manufactured for and sold exclusively to Daikin